Exhibit 10.3
Execution Version

PARTNERSHIP AGREEMENT
OF
RXR 721 SEVENTH VENTURE JV
(A Delaware partnership)
THIS PARTNERSHIP AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) of RXR 721 Seventh Venture JV (the “Partnership”) is made and entered into as of May 5, 2017 by and between 1285 Investor NT-NSR, LLC, a Delaware limited liability company (the “NTR Partner”), and RXR 721 Seventh Vehicle LP, a Delaware limited partnership (the “RXR Partner” or the “Designated Partner”) (each a “Partner”, and together, the “Partners”). This Agreement shall constitute the “partnership agreement” (as defined in the Act) of the Partnership.
RECITALS
WHEREAS, the Partnership was formed as a partnership under and pursuant to the provisions of the Delaware Revised Uniform Partnership Act (as may be amended from time to time, the “Act”) by the filing of a Statement of Partnership Existence with the Secretary of State of the State of Delaware on May 4, 2017 pursuant to Section 15-303 of the Act (as may be amended or restated from time to time hereafter, the “Statement of Partnership Existence”);
WHEREAS, the Partnership is the sole member of RXR 721 Seventh REIT LLC (the “REIT”);
WHEREAS, the REIT is the general partner and owner of 66.667% of the limited partnership interest in RXR 721 Seventh Funding Group LP (the “Subsidiary JV”) pursuant to that certain Limited Partnership Agreement of the Subsidiary JV (the “Subsidiary JV Agreement”), dated as of the date hereof, between the REIT and the sole limited partner of the Subsidiary JV (the “Subsidiary Partner”);
WHEREAS, the Subsidiary Partner has made a mezzanine loan (the “Mezz Loan”) in the original principal amount of Fifteen Million Dollars ($15,000,000) and with amounts outstanding of Fifteen Million Twenty-One Thousand Three Hundred Forty Three And 76/100 Dollars ($15,021,343.76) (including principal and accrued but unpaid interest) as of the date hereof, to 721 Mezzanine Borrower LLC, 167 Mezzanine Borrower LLC and Times Square Mezzanine Borrower LLC (collectively, “Borrower”), which Mezz Loan is secured by that certain property located at 721-723 Seventh Avenue, New York, New York, pursuant to that certain Mezzanine Loan Agreement (as the same may be amended, restated, modified or supplemented from time to time, the “Mezz Agreement”), dated as of October 20, 2014, between Borrower and the Subsidiary Partner;
WHEREAS, in order to secure the Mezz Loan under the Mezz Agreement, Borrower executed and delivered a Mezzanine Loan Promissory Note in favor of the Subsidiary Partner in the aggregate principal amount equal to Fifteen Million Dollars ($15,000,000) (as the same may be amended, restated, modified or supplemented from time to time, the “Mezz Note”, and together with the Mezz Agreement and all other agreements and documents (and any amendments and modifications thereto) in respect of the Mezz Loan, the “Mezz Loan Documents”);
WHEREAS, as of the date hereof, the Mezz Loan and the Mezz Loan Documents are one hundred percent (100%) held by the Subsidiary JV;
WHEREAS, the parties hereto desire to enter into this Agreement and to operate the Partnership in the manner set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.    Formation. The Partners hereby agree to form and maintain a Partnership pursuant to the Act and this Agreement. The Designated Partner shall have the authority (i) to execute, file and record any amendments to, or restatements of, the Statement of Partnership Existence, any fictitious name certificates and/or other documents to comply with the laws of the State of Delaware, and any other jurisdiction in which the Partnership shall carry on its business and (ii) to designate and authorize any third party who need not be a Partner of the Partnership to execute, file and record any such amendments, restatements, certificates and/or other documents. The Designated Partner shall promptly deliver copies of any such amendments, restatements, certificates and/or other documents to the NTR Partner.
2.    Name. The name of the Partnership is “RXR 721 Seventh Venture JV”.
3.    Purposes of the Partnership. The purposes and powers of the Partnership shall be to (i) through the REIT’s ownership in the Subsidiary JV, directly or indirectly hold, own, sell, manage and otherwise deal with the Mezz Loan Documents (such interests in the Mezz Loan Documents, referred to as the “Investment”) and (ii) do such other acts as the Partners may deem necessary or advisable in connection with the foregoing.
4.    Partners. Unless and until there is a removal of the Designated Partner pursuant to Section 6, the Designated Partner of the Partnership shall be the RXR Partner, whose address is 625 RXR Plaza, Uniondale, NY 11556, and the other Partner of the Partnership shall be the NTR Partner, whose address is 399 Park Avenue, 18th Floor, New York, NY 10022.
5.    Admission of Additional Partners. Additional partners of the Partnership may only be admitted if the admission of any such proposed additional partner is approved in writing, prior to such admission, by both Partners.
6.    Removal of the Designated Partner. (a) The NTR Partner shall have the right to remove the RXR Partner as the Designated Partner and appoint itself or its nominee or designee as the Designated Partner following a commercially reasonable determination by the NTR Partner made in good faith that any of the following events (each, a "DP Removal Event") has occurred:
(i)    Fraudulent conduct by the RXR Partner in connection with the performance of its duties as the Designated Partner of the Partnership;

(ii)    Intentional misconduct by the RXR Partner in connection with the performance of its duties as the Designated Partner of the Partnership;
(iii)    Gross negligence by the RXR Partner in connection with the performance of its duties as the Designated Partner of the Partnership that shall have a material adverse effect on the Partnership;
(iv)    Intentional material breach of this Agreement by the RXR Partner in connection with performance of its duties as the Designated Partner of the Partnership; or
(v)    The removal of the REIT as the general partner of the Subsidiary JV pursuant to the provisions of the Subsidiary JV Agreement.
(b)    Reserved.
(c)    In the event that a DP Removal Event occurs and the RXR Partner is replaced as Designated Partner pursuant to Section 6(a), (i) the RXR Partner shall be entitled to receive all distributions that otherwise would have been distributable to it pursuant to this Agreement as if it had not been removed as the Designated Partner of the Partnership, (ii) neither the RXR Partner nor its successors and/or assigns shall have any further consent and/or approval rights under this Agreement from and after such DP Removal Event, and (iii) the Indemnitees (as defined below) shall remain entitled to exculpation and indemnification from the Partnership pursuant to Section 22. The RXR Partner shall have no liability to the Partnership in its capacity as the Designated Partner in respect of any matter arising after its removal as the Designated Partner other than any liability it may have hereunder as a limited partner or for actions taken as the Designated Partner for which the Designated Partner is not entitled to indemnification hereunder.
7.    Transfers; Right of First Offer.
(a)    Except as otherwise permitted by this Section 7, no Partner may sell, transfer, assign and/or encumber (each a "Transfer"), directly or indirectly, all or a portion of its interest in the Partnership, without the prior written consent of the other Partner.
(i)    Each Partner shall have the right, without the prior written consent of Limited Partner, to directly Transfer all or any portion of its interest in the Partnership, so long as (A) such Transfer is in accordance with all applicable laws, (B) such Transfer is in accordance with, and does not cause the Partnership to breach, the terms and provisions of the Intercreditor Agreement, the Subsidiary JV Agreement and the Mezz Loan Documents, (C) the transferee is not a Prohibited Person, and (D) as a condition to consummation of such Transfer, each Partner complies with the terms of Section 7(b), (c) and (d) below.
(ii)    Indirect Transfers of the interest in each Partner shall be permitted so long as (A) such Transfer is in accordance with all applicable laws, (B) such Transfer is in accordance with, and does not cause the Partnership to breach, the terms and provisions of the Intercreditor Agreement, the Subsidiary JV Agreement and the Mezz Loan Documents, (C) the transferee is not a Prohibited Person, and (D) after such Transfer of (1) direct or indirect interests in the RXR Partner, (x) Scott Rechler, or (y) both Jason Barnett and Michael Maturo, individually or jointly, directly or indirectly controls the RXR Partner or (2) after such Transfer of (1) direct or indirect interests in the NTR Partner, the NTR (or its successors whether by way of merger, business combination, sale of assets, reincorporation, consolidation, recapitalization, liquidation, amalgamation or similar transaction or otherwise), individually or jointly, directly or indirectly controls the NTR Partner.
(iii)    Subject to Section 15(b) and this Section 7, any transferee permitted under this Section 7 shall be admitted into the Partnership as a substituted partner upon the transferee’s execution and delivery of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as if it were the transferor partner hereunder.
(iv)    Upon consummation of any Transfer by RXR Partner (other than an indirect Transfer permitted pursuant to Section 7(a)(iii)) (A) if RXR Partner is the Designated Partner as of the date of such Transfer, a DP Removal Event shall be deemed to have occurred and Limited Partner shall automatically upon consummation of such Transfer and without any notice or other action on the part of Limited Partner, become the Designated Partner of the Partnership, and (B) neither RXR Partner nor such transferee nor their respective successors and/or assigns shall have any consent and/or approval rights under this Agreement from and after the date of such Transfer.
(b)    Right of First Offer - Process. If at any time a Partner desires to Transfer all or any portion of its ownership interests in the Partnership (other than as permitted by Section 7(a)(iii)), such Partner (the “Selling Partner”) shall first deliver notice (a “ROFO Notice”) to the other Partner (together with any of its designees (so long as each such designee is an Affiliate of such other Partner) the “Receiving Partner”), which ROFO Notice shall set forth all of the material terms of the proposed transfer (including the identification of the ownership interests to be transferred (the “ROFO Interests”)), the price payable in cash (which price shall be payable only in cash) at which the Selling Partner is willing to sell such ROFO Interests (the “ROFO Price”) and any other material economic, business or other terms relevant to such proposed transfer.
(c)    Exercise of ROFO. Upon receipt of the ROFO Notice, the Receiving Partner shall have the right to purchase all, but not less than all, of the ROFO Interests proposed to be so transferred by the Selling Partner on the terms set forth in the ROFO Notice (the “ROFO Right”), which right may only be exercised with respect to all of the ROFO Interests being offered pursuant to the ROFO Notice, exercisable by: (a) delivering notice thereof to the Selling Partner (the “ROFO Election Notice”) within ten (10) business days after receipt of the ROFO Notice; and (b) simultaneously depositing with a nationally recognized title insurance company, pursuant to a customary and reasonable escrow agreement, an amount equal to five percent (5%) of the full amount of the ROFO Price (the “ROFO Deposit”) (which ROFO Deposit, together with accrued interest, if any, shall be credited against the ROFO Price if the purchase closes). If the Receiving Partner validly and timely delivers a ROFO Election Notice and deposits the ROFO Deposit, the closing of the purchase of such ROFO Interests (the “ROFO Closing”) shall be on a date which is not more than twelve (12) business days after the delivery of the ROFO

Election Notice to the Selling Partner. At the ROFO Closing, the following transactions shall occur:
(i)    the Receiving Partner shall pay or cause to be paid (or tender) to the Selling Partner the ROFO Price (minus the ROFO Deposit, together with any interest accrued thereon, and as adjusted by the credits and apportionments herein set forth) for the ROFO Interest being purchased;
(ii)    the Selling Partner shall, unless otherwise provided in the ROFO Notice, cause all filing fees, if any, due and payable in connection with the sale and purchase of the ROFO Interest to be paid and furnish the Receiving Partner with satisfactory proof of such payment; and if the Selling Partner fails to cause all such filing fees to be paid, the Receiving Partner may cause such filing fees to be paid and deduct the amount of such filing fees from the ROFO Price; and
(iii)    upon receipt (or tender) of the ROFO Price, the ROFO Interests of the Selling Partner shall be deemed transferred and the Selling Partner shall convey and assign by a duly executed instrument of assignment to the Receiving Partner the ROFO Interests of the Selling Partner, free and clear of all liens, claims and encumbrances (other than any lien, claim, or encumbrance that is either expressly permitted by the Receiving Partner, in favor of any third party lender that has made a loan to the Partnership, arising by virtue of this Agreement, or arising by virtue of applicable federal and/or state securities laws), which instrument shall contain surviving representations concerning due organization and authority of the Selling Partner and shall contain a provision indemnifying and holding Receiving Partner harmless from any loss, liability, cost or expense (including reasonable attorney fees) it may incur by reason of any breach of such representations.
(d)    Sale to Third Party; Defaults. If the Receiving Partner fails to timely and validly deliver the ROFO Election Notice or pay the ROFO Deposit pursuant to Section 7(c), the Receiving Partner shall have been deemed to have waived the ROFO Right with respect to the ROFO Interests being offered under the applicable ROFO Notice, and any portion of the ownership interests proposed to be sold in such ROFO Notice may be sold by the Selling Partner to any transferee that is not a Prohibited Person at a price equal to or greater than ninety-seven percent (97%) of the ROFO Price and otherwise on the same terms as those offered to the Receiving Partner in the ROFO Notice. If the Receiving Partner shall have exercised the ROFO Right with respect to a given ROFO Notice and shall have then defaulted in consummating the transaction, any portion of the ROFO Interests offered in such ROFO Notice may be sold by the Selling Partner to any transferee that is not a Prohibited Person at a price equal to or greater than ninety-seven (97%) of the ROFO Price and otherwise on the same terms as those offered to the Receiving Partner in the ROFO Notice, at any time subsequent to such failure by the Receiving Partner, and the Selling Partner may, as its exclusive remedy, retain the ROFO Deposit paid with respect to such ROFO Notice as liquidated damages, and not as a penalty. If the Selling Partner wrongfully fails or refuses to close under the provisions in this Section 7, the Receiving Partner may sue for damages or specific performance (together with enforcement costs).

(e)    A “Prohibited Person” means any Person (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.
(f)    In the event the RXR Partner has the right pursuant to the Subsidiary JV Agreement to exercise the ROFO Right under, and as such term is defined in, Section 7 of the Subsidiary JV Agreement, then the Designated Partner shall promptly notify the Partners of same. Notwithstanding anything to the contrary contained herein, no Partner shall have the obligation, but one or both Partners shall have the right, to exercise such ROFO Right on behalf of the Subsidiary JV by notice to other Partner delivered not later than the date that is five (5) business days prior to the expiration of the election period with respect to such ROFO Right.
(i)    In the event both Partners desire to exercise such ROFO Right, then the Designated Partner shall deliver a ROFO Election Notice in accordance with Section 7(c) of the Subsidiary JV Agreement and each Partner shall fund capital contributions pro rata in accordance with their Percentage Interests in the amounts necessary to close the acquisition of the ROFO Interests.
(ii)    In the event only one Partner desires to exercise the ROFO Right, then the Partner who so desires to so exercise such ROFO Right, shall so have the right to unilaterally exercise such ROFO Right on behalf of the Subsidiary JV and to acquire or caused to be acquired the relevant ownership interests on its own behalf or on behalf of its designee in accordance with the terms of the Subsidiary JV Agreement.
8.    Powers. (a) Subject to Section 8(b), the powers of the Partnership shall be exercised by or under the authority of, and the business and day-to-day affairs of the Partnership shall be managed by, the Designated Partner.
(b)    Notwithstanding Section 8(a), the Designated Partner shall provide written notice to the NTR Partner prior to taking any of the following actions (each, a “Major Decision”) on behalf of the Partnership or the Subsidiary JV, and shall not take any such actions over any written objection of the NTR Partner:
(i)    executing any mortgage, security, bond or pledge of assets on behalf of the Partnership;
(ii)    transferring or pledging any debts due to the Partnership, or releasing any such debts except on full payment in accordance with the terms thereof;
(iii)    doing any act on behalf of the Partnership or its subsidiaries which would materially impair the operation of the business of the Partnership and its subsidiaries, taken as a whole, as contemplated hereunder;

(iv)    entering into, on behalf of the Partnership, any contract, agreement, arrangement or payment to or with a Partner or Affiliate of a Partner;
(v)    commencing litigation on behalf of the Partnership;
(vi)    compromising any claim due to the Partnership or submitting to arbitration any dispute or controversy involving the Partnership to the extent such compromise or submission could adversely impact the potential liability of any Partner;
(vii)    transferring or hypothecating a Partner’s interest in the Partnership, other than as expressly permitted by Section 7 or transferring or hypothecating the Partnership’s interest in the Subsidiary JV;
(viii)    selling, transferring, pledging or encumbering all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole;
(ix)    making any tax election, decision or allocation that would disproportionately (compared to the Designated Partner) and adversely affect the NTR Partner;
(x)    consenting to or taking any “Major Decision” under, and as such term is defined in, the Subsidiary JV Agreement;
(xi)    the taking of any action or decision other than in connection with the day to day affairs of the Partnership;
(xii)    the making of any material decision with respect to the operation of the Partnership, its direct and indirect subsidiaries and the Investment; or
(xiii)    waiving or exercising any material right or remedy under the Subsidiary JV Agreement, the Loan Purchase and Sale Agreement between Lender and the Subsidiary JV, and all documents entered into in connection with, and/or ancillary to, each of the foregoing.
If the Partners fail to reach agreement on a Major Decision or any other matter hereunder, then, the Partners shall be deemed to have elected not to take the action for which the approval of the NTR Partner is requested hereunder
9.    Management.
(a)    Subject to Section 8(b), management of the Partnership shall be vested in the Designated Partner. The Designated Partner shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by partners of a partnership under the laws of the State of Delaware. Subject to Section 3 and Section 8(b), the Designated Partner shall have the authority to bind the Partnership, and the execution of any agreement or document by the Designated Partner on behalf of the Partnership shall be conclusive evidence of the Designated Partner’s authorization to take such action.
(b)    Subject to Section 8(b), the Designated Partner shall have the power and authority to designate “Authorized Persons” of the Partnership, who, at the Designated Partner’s direction, shall have each the power and authority, acting singly, to execute all agreements and documents on behalf of the Partnership and to singularly bind the Partnership. The execution of any such agreement or document shall be conclusive evidence of the Designated Partner’s authorization to take such action. Authorized Persons shall retain the powers described in this Section 9(b) until such time as they resign or are removed as Authorized Persons by the Designated Partner. The initial Authorized Persons of the Partnership designated by the Designated Partner are listed on Annex B hereto.
10.    Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Partnership, and the Designated Partner and the NTR Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner of the Partnership. To the fullest extent permitted by law, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Designated Partner or the NTR Partner for liabilities of the Partnership.
11.    Capital Contributions; Percentage Interest. The initial amount that each Partner has contributed to the Partnership, in the form of cash, property or services rendered, and the percentage interest of each Partner in the Partnership (“Percentage Interest”) as of the date hereof is set forth on Annex A, attached hereto. If any Partner makes an additional contribution to the Partnership, the Designated Partner may amend Annex A to reflect the revised Percentage Interest of each Partner, and otherwise record such additional contribution on the books of account and records of the Partnership.
12.    Additional Contributions. The Partners shall only contribute additional capital contributions at such times and in such amounts as is agreed upon by both Partners.
13.    Distributions. Distributions shall be made to the Partners, pro rata in accordance with their Percentage Interests, at such times and in such amounts as determined by the Designated Partner, but not less frequently than monthly.
14.    Capital Accounts. (a) The Partnership shall maintain a capital account (“Capital Account”) in respect of each Partner in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, which capital account initially shall consist of its capital contribution to the Partnership as described in Section 11.
(b)    The Capital Account of each Partner shall be credited with (i) the amount of cash or other property (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) contributed, or deemed to be contributed, by such Partner to the Partnership in accordance with this Agreement and (ii) the amount of Profit and other items of income and gain allocated to such Partner pursuant to Section 16.
(c)    The Capital Account of each Partner shall be reduced by (i) the amount of Loss and other items of deduction or loss allocated to such Partner pursuant to Section 16, (ii) the amount of cash distributed to such Partner pursuant to Section 16; and (iii) the fair market value of property other than cash distributed to such Partner (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject).
(d)    No Partner shall be required to restore any negative balance in its Capital Account except as otherwise provided herein. In the event that all or a portion of a partnership interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred partnership interest.
15.    Withholding. (a) The Designated Partner may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) such amounts as the Partnership is required to withhold or otherwise pay, pursuant to the Code or any other applicable law, on account of a Partner's allocable share of the Partnership's items of gross income, income, gain, or other attributes for tax purposes.
(b)    For purposes of this Agreement, any taxes so withheld or any taxes paid over by the Partnership or otherwise incurred directly or indirectly (including under Section 6225 of the Code, as amended by the Budget Act) with respect to a Partner's allocable share of the Partnership’s gross income, income, gain or other attributes for tax purposes, or amounts which are otherwise properly allocable to a Partner, shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner. If the Partnership or the Designated Partner itself pays or incurs any tax (including penalties or interest) or similar charge directly or indirectly in respect of any Partner, including under Section 6225 of the Code, as amended by the Budget Act, or pays or incurs any amount (including any tax, penalties or interest) in respect of any failure to pay or withhold any tax or similar charge in respect of any Partner as required by applicable law directly or indirectly that in either case is not withheld from distribution to such Partner, such Partner shall, on demand, reimburse the Partnership for such amounts plus interest thereon (accruing from the date such payment was made by the person entitled to reimbursement) at the rate of fifteen percent (15%) per annum, compounded quarterly on the first day of each calendar quarter, from and after the date on which the Partnership has given notice to such Partner. Such reimbursement shall not constitute a capital contribution. In addition to all other rights and remedies of the Designated Partner or the Partnership at law or in equity with respect to amounts owed by a Partner to the Partnership pursuant to this Section 15(b), the Designated Partner shall have the right to offset, or cause to be offset, against any such Partner’s distributions under this Agreement all amounts owed by such Partner to the Designated Partner or the Partnership pursuant to this Section 15(b). A Partner’s reimbursement obligation arising under this Section 15(b) shall survive the transfer of an interest by such Partner, a withdrawal by such Partner, and the dissolution and termination of the Partnership.

16.    Allocation of Profits and Losses. (a) Profits, Losses and items thereof of the Partnership for each year (or other period) shall be allocated among the Partners in such manner that (x) the Adjusted Capital Account balances (as defined below) of all Partners with positive Adjusted Capital Account balances (after crediting or debiting Capital Accounts for Profits, Losses, items thereof, and allocations pursuant to this Section 16 for such year or other period) will correspond as closely as possible to the distributions that would result if an amount equal to the aggregate of the Adjusted Capital Account balances of all Partners with positive Adjusted Capital Account balances were distributed in accordance with Section 13 at the end of such year or other period and (y) the Adjusted Capital Account balances of all Partners with negative Adjusted Capital Account balances will correspond as closely as possible to the manner in which economic responsibility for such deficit balances would be borne by the Partners under the terms of this Agreement or any collateral agreement. The “Adjusted Capital Account” balance of a Partner means the balance of such Partner’s Capital Account increased by (x) such Partner’s share of “partnership minimum gain” and “partner nonrecourse debt minimum gain” (as defined in the Regulations under Section 704(b) of the Code) and (y) the amount of any unconditional, non contingent obligation of the Partner in respect of capital contributions (including obligations under any note contributed to the capital of the Partnership the principal balance of which has not previously been reflected in Capital Accounts) owed to (or on behalf of) the Partnership, payable on or before liquidation of the Partnership.
(b)    Special Allocations.
(i)    Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Section 1.704-2(i) of the Regulations), if any, of the Partnership shall be allocated to the Partner that bears the economic risk of loss within the meaning of Section 1.704-2(i) of the Regulations, and (ii) “nonrecourse deductions” (as defined in Section 1.704-2(b) of the Regulations) and “excess nonrecourse liabilities” (as defined in Section 1.752-3(a)(3) of the Regulations), if any, of the Partnership with respect to each period shall be allocated among the Partners in accordance with their respective Percentage Interests.
(ii)    This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Partners on a priority basis to the extent and in the manner required by such provisions.
(iii)    Notwithstanding any other provision of this Agreement, no allocation of Losses or items of deduction or expense shall be made to any Partner to the extent that the effect of such allocation would be to cause the Partner to have a negative balance in its Capital Account, after taking into account any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, in excess of the maximum amount of such negative balance such Partner would be obligated (or deemed obligated under the Regulations) to contribute to the Partnership upon liquidation.

(iv)    To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
(v)    If the interest of any Partner in the Partnership changes during a taxable year the principles of Section 706 of the Code and the Regulations thereunder shall be applied, as reasonably determined by the Designated Partner, to account for such change.
17.    Tax Allocations: Code Section 704(c). (a) For federal income tax purposes, except as otherwise provided in Section 17(b), each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to Section 16.
(b)    In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners under any reasonable method selected by the Designated Partner so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.
If the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) or (iv) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.
Any elections or other decisions relating to such allocations shall be made by the Designated Partner in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 17(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
(c)    The provisions of this Section 17 (and other related provisions in this Agreement) pertaining to the allocation of items of Partnership income, gain, loss, deductions, and credits shall be interpreted consistently with the Regulations, and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations.
18.    Books and Records. The Designated Partner shall keep or cause to be kept complete and accurate books of account and records with respect to the Partnership’s business.

The Partnership’s books of account shall be kept using the method of accounting determined by the Designated Partner. The Partnership’s independent auditor, if any, shall be any “Big Four” accounting firm, Marcum LLP, Berdon LLP, FTI Consulting, Inc., Grant Thornton LLC or any other independent public accounting firm selected by the Designated Partner. The Designated Partner shall give the Partners access to all books and records of the Partnership upon reasonable advance notice. In addition, the Designated Partner shall deliver to the Partners copies of all reports and other documentation received from the Servicer or any other Partner under, and as each such term is defined in, the Subsidiary JV Agreement.
19.    Other Business. The Partners and any Affiliates (as defined herein) of the Partners may engage in or possess any interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others. The Partnership shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
20.    No Termination. To the maximum extent permitted by law, the death, bankruptcy, insolvency, dissolution, liquidation, termination or incapacity of the any Partner shall not serve to cause the dissolution, liquidation or termination of the Partnership.
21.    Dissolution. (a) Subject to Section 20, the Partnership shall be dissolved upon the first of the following events to occur: (i) the written election by both Partners at any time to dissolve and wind up the affairs of the Partnership; (ii) the application of a judicial dissolution pursuant to Section 15-801(5) of the Act; and (iii) the termination of the legal existence of the last remaining partner of the Partnership or the occurrence of any other event which terminates the continued partnership of the last remaining partner of the Partnership in the Partnership unless the Partnership is continued without dissolution in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining partner of the Partnership to cease to be a partner of the Partnership, to the fullest extent permitted by law, the personal representative of such partner is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued partnership of such partner in the Partnership, agree in writing (y) to continue the Partnership and (z) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute partner of the Partnership, effective as of the occurrence of the event that terminated the continued partnership of the last remaining partner of the Partnership in the Partnership.
(b)    Notwithstanding any other provision of this Agreement, the bankruptcy of any Partner shall not cause the Partner to cease to be a partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.
(c)    In the event of a dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner).
(d)    The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this

Agreement and (ii) the Statement of Partnership Existence shall have been cancelled in the manner required by the Act.
(e)    Following the dissolution of the Partnership, the Designated Partner shall liquidate the assets of the Partnership as promptly as shall be practicable, but in an orderly and commercially reasonable manner. The proceeds of such liquidation shall be applied in the following order of priority:
(i)    first, to the payment of debts and liabilities of the Partnership and the costs and expenses of the dissolution and liquidation;
(ii)    then, to the establishment of any reserves that the Designated Partner may deem reasonably necessary to satisfy any contingent liabilities of the Partnership; and
(iii)    then, to the Partners in accordance with Section 13.
22.    Indemnification. (a) To the fullest extent permitted by law, none of the Designated Partner (including in its capacity as “tax matters partner” or “partnership representative”) or its Affiliates, officers, directors, agents, stockholders, members, employees and partners, and any other person who serves at the request of the Designated Partner on behalf of the Partnership as an officer, director, partner, employee or agent of any other entities who serve in such capacities in furtherance of the Partnership’s business activities or affairs (collectively, the “Indemnitees”) shall be liable to the Partnership or to any Partner for (i) any act or omission taken in good faith or suffered by the Indemnitees in connection with the conduct of the business or affairs of the Partnership or otherwise in connection with this Agreement or the matters contemplated herein, unless and to the extent that such act or omission resulted from an Indemnitee’s fraud, willful misconduct or gross negligence; provided that nothing herein shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable United States federal securities laws or other laws and which may not be waived, or (ii) any mistake, negligence, dishonesty or bad faith of any broker, adviser or other agent of the Partnership (that is not an Affiliate of the Designated Partner) selected, engaged or retained with reasonable care by the Designated Partner. To the extent that, at law or in equity, the Designated Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Designated Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Designated Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the Designated Partner (to the extent permitted by applicable law). The Designated Partner agrees that the Designated Partner and its Affiliates, officers, directors, agents, stockholders, members, employees or partners shall not have a right to indemnification for disputes or claims by and between the Designated Partner and/or its Affiliates, officers, directors, agents, stockholders, members, employees or partners. The Partnership shall not be required to indemnify the Designated Partner from and against any successful claims, liabilities, damages, losses, costs and expenses against the Designated Partner arising out of or in connection with an intentional material breach of this Agreement by the Designated Partner.
(b)    To the fullest extent permitted by law, each Indemnitee shall be indemnified and held harmless out of the assets held by the Designated Partner on behalf of the Partnership from and against any and all actual and out of pocket third party claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and/or to which such Indemnitee may be subject by reason of its activities on behalf of the Partnership or in furtherance of the interest of the Partnership or otherwise arising out of or in connection with the affairs of the Partnership, including the performance by such Indemnitee of any of the Designated Partner’s responsibilities hereunder or otherwise in connection with the matters contemplated herein; provided, that: (i) an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute fraud, willful misconduct or gross negligence; (ii) nothing herein shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable United States federal securities laws or other laws and which may not be waived and (iii) the Partnership’s obligations hereunder shall not apply with respect to (x) economic losses or tax obligations incurred by any Indemnitee as a result of such Indemnitee’s ownership of a Partnership Interest or (y) expenses of the Partnership that an Indemnitee has agreed to bear. The satisfaction of any indemnification and any holding harmless pursuant to this Section 22 shall be from and limited to Partnership assets and no Partner shall have any personal liability on account thereof.
(c)    Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder. No advances shall be made by the Partnership under this Section 22 without the prior written consent of the Designated Partner; provided, that the Partnership shall not advance funds to the Designated Partner or its Affiliates for legal expenses or other costs incurred as a result of any legal action or proceeding commenced against the Designated Partner or its Affiliates by the NTR Partner. The Designated Partner hereby agrees that any expenses incurred by an Indemnitee pursuant to this Section 22(c) shall not be advanced or repaid to such Indemnitee if the expenses incurred are in connection with the defense or settlement of a claim resulting from a dispute between the Designated Partner and one of its respective Affiliates, officers, directors, agents, stockholders, members, employees or partners.
(d)    The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors and assigns.

(e)    Any Person entitled to indemnification from the Partnership hereunder shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the Designated Partner, such Person shall obtain the written consent of the Designated Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person. If liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the Designated Partner in light of its fiduciary duties to the Partnership and the Partners.
(f)    Notwithstanding anything to the contrary contained herein but subject to this clause (f), in no event shall any of the Partners have the obligation to, and in no event shall the Partners be obligated to reimburse the Designated Partner or otherwise pay for, costs or expenses incurred by the Designated Partner in connection with the administration of its duties and rights hereunder (except to the extent of an indemnification obligation related to third party claims as expressly set forth above); provided that the Designated Partner or its Affiliates can charge the Partnership market rates for professional services (such as legal (including without limitation in connection with leasing services), accounting, tax preparation, architectural/engineering and other services) rendered by any employees of the Partnership, the Designated Partner or their Affiliates that would otherwise be charged to the Partnership by unaffiliated third party providers.
23.    Insurance. The Partnership may purchase and maintain insurance, on behalf of the Partners and such other Persons as the Partners shall determine, against any liability that may be asserted against or expense that may be incurred by, such persons in connection with the business or activities of the Partnership, regardless of whether the Partnership would have the power to indemnify such Persons against such liability under the provisions of this Agreement.
24.    Action by Partners. The Partners shall have only such rights as are provided by law and this Agreement. The Partnership shall not be required to hold any annual or regular meeting of Partners. Any action permitted or required to be taken by the Designated Partner may be taken by a written consent, setting forth the action to be taken and signed by the Designated Partner.
25.    Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
26.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one agreement. Facsimile and Portable Document Format (PDF) signature pages shall have the same force and effect as original signature pages.

27.    Definitions. For purposes of this Agreement, the following items shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person.
“Budget Act” means the Bipartisan Budget Act of 2015 (P.L. 114-74).
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“control” means, with respect to a Person that is a corporation, the right to elect a majority of its board of directors and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.
“Gross Asset Value” means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
(i)    the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution as reasonably determined by the Designated Partner;
(ii)    the Gross Asset Values of all Partnership assets may, in the sole discretion of the Designated Partner, be adjusted to equal their respective gross fair market values, as reasonably determined by the Designated Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;
(iii)    the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Designated Partner; and
(iv)    the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and Section 14; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Designated Partner determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that depreciation deductions shall be computed based on the asset’s Gross Asset Value as so determined, rather than on its adjusted tax basis.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority
“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(i)    any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;
(ii)    any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;
(iii)    if the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii), (iii) or (iv) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
(iv)    gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(v)    depreciation or other cost recovery deductions shall be computed based upon the Gross Asset Value of the Partnership’s assets rather than upon such assets’ adjusted bases for federal income tax purposes; and
(vi)    notwithstanding any other provision hereof, any items which are specially allocated pursuant to Section 16 shall not be taken into account in computing Profits and Losses.
“Regulations” means the United States Treasury regulations promulgated under the Code from time to time.

28.    Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written instrument executed and delivered by the Partners.
29.    Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
30.    Preparation of Tax Returns. The Designated Partner shall furnish to the Partners information with respect to the Partnership required to be set forth in each Partner's individual U.S. federal income tax return as soon as reasonably practicable after the end of each taxable year of the Partnership. The Designated Partner shall have exclusive authority in connection with the preparation of the Partnership tax returns and in selecting an accounting firm in connection with the preparation of such returns. The cost of the preparation of all such reports shall be an expense of the Partnership.
31.    Tax Matters Partner; Partnership Representative; Tax Audits.
(a)     The Designated Partner shall at all times constitute, and have full powers and responsibilities as, the “tax matters partner” of the Partnership for purposes of Section 6231(a)(7) of the Code so long as such designation is applicable and shall thereafter be designated as “partnership representative” of the Partnership for purposes of Section 6223(a) of the Code, as amended by Section 1101 of the Budget Act. Notwithstanding Section 8(i), the Designated Partner is specifically directed and authorized to take whatever steps the Designated Partner deems necessary or desirable to perfect any such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Regulations and, upon request of the Designated Partner, the NTR Partner shall execute any forms or statements required in connection therewith.
(b)    In the event the Partnership shall be the subject of an income tax audit by any U.S. federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Designated Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner. If the Partnership receives a notice of final partnership adjustment from the Internal Revenue Service, the Designated Partner (in its capacity as “tax matters partner” or “partnership representative”, as applicable) may, as determined in its good faith discretion and with respect to any applicable year, (i) elect to apply the provisions of Section 1101 of the Budget Act with respect to any imputed underpayment arising from such adjustment and/or (ii) cause the Partnership to (x) elect the application of Section 6226 of the Code, as amended by Section 1101 of the Budget Act, with respect to any imputed underpayment arising from such adjustment, and (y) furnish to each Partner, and former Partner (as applicable), a statement of such Partner’s share (based on the year to which such adjustment relates) of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment). All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership. Each Partner agrees that such Partner will not treat any Partnership item inconsistently on such Partner's individual income tax return with the treatment of the item on the Partnership's tax return and that such Partner will not independently act with respect to tax audits or tax litigation affecting the Partnership, unless previously authorized to do so in writing by the Designated Partner, which authorization may be withheld in the sole discretion of the Designated Partner. Notwithstanding anything contained herein to the contrary, the RXR Partner shall have the sole right, and shall not require the consent of any other Partner, to either (i) make any entity classification election pursuant to Treasury Regulations Section 301.7701-3 with respect to the Partnership or the REIT for U.S. federal income tax purposes and/or (ii) cause the REIT to elect to be treated as a real estate investment trust within the meaning of Section 856 of the Code (or following such election, to cause the REIT to terminate the REIT’s status as a real estate investment trust within the meaning of Section 856 of the Code).
32.    Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) for accounting and tax purposes shall be the calendar year. The Designated Partner is authorized to take such action as it may deem necessary or appropriate to adopt a Fiscal Year ending on any other date if such different Fiscal Year is required under the Code.
33.    Notices. All notices, demands, requests, approvals or other communications which may be or are required to be given, served, delivered, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier or (c) delivered by hand delivery (including delivery by nationally recognized courier), addressed as follows:
(i)    If to the RXR Partner:
c/o RXR Realty LLC
625 RXR Plaza
Uniondale, New York 11556
Attention: Jason M. Barnett, Esq.
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Joshua Mermelstein, Esq.
(ii)    If to the NTR Partner:
399 Park Avenue, 18th Floor,
New York, New York 10022
with a copy:

Gibson, Dunn & Crutcher LLP

200 Park Avenue
New York, New York 10166
Attn: Aaron Beim, Esq.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

DESIGNATED PARTNER:

RXR 721 Seventh Vehicle LP, a Delaware limited partnership

By: RXR VAF III 721 Seventh GP LLC, its general partner

By: /s/ Jason Barnett
Name: Jason Barnett
Title: Authorized Person

Signature Page to Partnership Agreement of RXR 721 Seventh Venture JV

NTR PARTNER:

1285 Investor NT-NSR, LLC, a Delaware limited liability company

By: /s/ Ann B. Harrington
Name: Ann B. Harrington
Title: General Counsel and Secretary

Signature Page to Partnership Agreement of RXR 721 Seventh Venture JV

Annex A
Capital Contributions and Percentage Interests

Partners	Initial Capital Contributions	Percentage Interest
RXR 721 Seventh Vehicle LP	$500,711.46	5%
1285 Investor NT-NSR, LLC	$9,513,517.71	95%

Annex B

Authorized Persons

Scott Rechler
Jason Barnett
Michael Maturo
Todd Rechler
Richard Conniff